ISSN 1718-8369	Exhibit 99.10

Volume 11, number 4	November 4, 2016

AT AUGUST 31, 2016

Highlights for August 2016

In August, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $1 099 million. The balance takes into account the deposit of $183 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $228 million, standing at $4.4 billion;

	—	federal transfers showed an increase of $69 million, reaching $1.5 billion;

	—	program spending increased by $196 million, amounting to $4.2 billion;

	—	debt service showed a decrease of $28 million, reaching $636 million.

—	On the basis of the cumulative results at August 31, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $995 million, taking into account the deposit of $858 million in the Generations Fund.

—	For 2016-2017, the October 2016 update of the Québec Economic Plan projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
						Update of the
						Québec Economic Plan –
	August		April to August			October 2016
	2015	2016	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	4 199	4 427	22 452	22 809	1.6	58 183		1.4
Federal transfers	1 422	1 491	7 205	7 594	5.4	18 224		7.0
Total revenue	5 621	5 918	29 657	30 403	2.5	76 407		2.6
Expenditure
Program spending	-3 971	-4 167	-26 292	-26 719	1.6	-68 238		4.0
Debt service	-664	-636	-3 329	-3 176	-4.6	-7 959		0.1
Total expenditure	-4 635	-4 803	-29 621	-29 895	0.9	-76 197		3.5
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	206	-15	912	491	—	-37		—
Health and social services and education networks	-1	-1	-4	-4	—	-23		—
Generations Fund	112	183	548	858	—	1 999		—
Total consolidated entities	317	167	1 456	1 345	—	1 939		—
SURPLUS (DEFICIT)	1 303	1 282	1 492	1 853	—	2 149	(2)	—
Contingency reserve	—	—	—	—	—	-150		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-112	-183	-548	-858	—	-1 999		—
BUDGETARY BALANCE(3)	1 191	1 099	944	995	—	—		—

Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the General Fund and consolidated entities as published on page A.31 of The Québec Economic Plan – October 2016 Update.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $150 million.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at August 31, 2016

■	Budgetary balance

For the period from April to August 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $995 million.

The October 2016 update of the Québec Economic Plan projects a balanced budget for the overall 2016-2017 fiscal year.

■	General Fund revenue

At August 31, 2016, revenue totalled $30.4 billion, an increase of $746 million, or 2.5%, compared to August 31, 2015.

— Own-source revenue stood at $22.8 billion, up $357 million from the same time last year.

— Federal transfers amounted to $7.6 billion, up $389 million compared to August 31, 2015.

■	General Fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $29.9 billion, an increase of $274 million.

— For the period from April to August 2016, program spending rose by $427 million, or 1.6%, reaching $26.7 billion.

— This change is due mainly to spending in relation to the Health and Social Services mission, up $413 million compared to August 31, 2015.

— Debt service amounted to $3.2 billion, a decrease of $153 million compared to last year.

■	Consolidated entities

At August 31, 2016, the results of consolidated entities showed a result of $1.3 billion. These results include:

— a surplus of $491 million for non-budget-funded bodies and special funds;

— a $4-million deficit for the health and social services and education networks;

— dedicated revenues of $858 million for the Generations Fund.

■	Net financial surplus (requirements)

At August 31, 2016, consolidated net financial requirements stood at $554 million, a deterioration of $229 million over last year. Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
	August			April to August
	2015	2016	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	4 199	4 427	228	22 452	22 809	357
Federal transfers	1 422	1 491	69	7 205	7 594	389
Total revenue	5 621	5 918	297	29 657	30 403	746
Expenditure
Program spending	-3 971	-4 167	-196	-26 292	-26 719	-427
Debt service	-664	-636	28	-3 329	-3 176	153
Total expenditure	-4 635	-4 803	-168	-29 621	-29 895	-274
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	206	-15	-221	912	491	-421
Health and social services and education networks	-1	-1	—	-4	-4	—
Generations Fund	112	183	71	548	858	310
Total consolidated entities	317	167	-150	1 456	1 345	-111
SURPLUS (DEFICIT)	1 303	1 282	-21	1 492	1 853	361
Consolidated non-budgetary surplus (requirements)	713	-136	-849	-1 817	-2 407	-590
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	2 016	1 146	-870	-325	-554	-229
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General Fund revenue
(millions of dollars)					(Unaudited data)
	August			April to August
Revenue by source	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 348	1 562	15.9	7 837	8 195	4.6
Contributions to Health Services Fund	487	500	2.7	2 821	2 858	1.3
Corporate taxes	285	374	31.2	1 633	1 771	8.5
Consumption taxes	1 646	1 541	-6.4	7 916	7 822	-1.2
Other sources	101	166	64.4	710	718	1.1
Total own-source revenue excluding government enterprises	3 867	4 143	7.1	20 917	21 364	2.1
Revenue from government enterprises	332	284	-14.5	1 535	1 445	-5.9
Total own-source revenue	4 199	4 427	5.4	22 452	22 809	1.6
Federal transfers
Equalization	793	836	5.4	3 967	4 179	5.3
Health transfers(1)	435	467	7.4	2 171	2 334	7.5
Transfers for post-secondary education and other social programs	134	136	1.5	670	679	1.3
Other programs	60	52	-13.3	397	402	1.3
Total federal transfers	1 422	1 491	4.9	7 205	7 594	5.4
TOTAL	5 621	5 918	5.3	29 657	30 403	2.5
(1)

Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.2% instead of 7.5%.

General Fund expenditure
(millions of dollars)					(Unaudited data)
	August			April to August
Expenditure by mission	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	2 264	2 375	4.9	13 668	14 081	3.0
Education and Culture	667	676	1.3	6 252	6 215	-0.6
Economy and Environment	270	249	-7.8	2 124	2 146	1.0
Support for Individuals and Families	490	514	4.9	2 637	2 618	-0.7
Administration and Justice	280	353	26.1	1 611	1 659	3.0
Total program spending	3 971	4 167	4.9	26 292	26 719	1.6
Debt service	664	636	-4.2	3 329	3 176	-4.6
TOTAL	4 635	4 803	3.6	29 621	29 895	0.9

Details of the transactions of consolidated entities
(millions of dollars)									(Unaudited data)
					August 2016
				Transfers	Non-	Health
			Specified	(expenditures)	budget-	and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	1 199	183	22	340	1 839	—		3 583	-2 060		1 523
Expenditure
Expenditure	-937	—	-22	-340	-1 867	-1		-3 167	1 970		-1 197
Debt service	-188	—	—	—	-61	—		-249	90		-159
Subtotal	-1 125	—	-22	-340	-1 928	-1		-3 416	2 060		-1 356
SURPLUS (DEFICIT)	74	183	—	—	-89	-1		167	—		167

				April to August 2016
				Transfers	Non-	Health
			Specified	(expenditures)	budget-	and
	Special	Generations	purpose	related to the	funded	education			Consolidation
	funds	Fund	accounts	tax system	bodies	networks	(1)	Total	adjustments	(2)	Total
Revenue	5 681	858	361	2 557	9 968	—		19 425	-11 122		8 303
Expenditure
Expenditure	-4 520	—	-361	-2 557	-9 438	-4		-16 880	10 696		-6 184
Debt service	-909	—	—	—	-291	—		-1 200	426		-774
Subtotal	-5 429	—	-361	-2 557	-9 729	-4		-18 080	11 122		-6 958
SURPLUS (DEFICIT)	252	858	—	—	239	-4		1 345	—		1 345
(1)	The results of the networks are presented according to the modified equity method of accounting.
(2)	Consolidation adjustments include the elimination of program spending from the General Fund.

The next monthly report, which will present the results at September 30, 2016, will be published on December 2, 2016.

For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.

The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.